Exhibit 99

                          FOR IMMEDIATE RELEASE


            April 28, 1997 -- Chic by H.I.S, Inc. (New York Stock Exchange symbol: JNS) announced that it has executed an underwriting agreement in connection with an initial public offering that will result in the sale by Chic of 1,920,000 shares of common stock (representing 43.0%) of its wholly owned German subsidiary, H.I.S. sportswear AG, at an offering price of DM 39 per share (approximately $22.58 per share). In addition, Chic has granted the managing underwriter in connection with the offering an option to purchase up to an additional 200,000 shares (representing an additional 4.5%) to cover over-allotments, if any, which option may be exercised for a period of no more than 30 German bank business days.

            Upon consummation of the offering, the German subsidiary's common stock will be listed on the Frankfurt and Munich stock exchanges. The securities to be sold in the offering will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

            Net proceeds to be received by Chic from the sale will be used to repay indebtedness and for general corporate purposes.

            Chic designs, manufactures and markets moderately priced, basic style, cotton denim jeans, casual pants and shorts for women, girls, men and boys. Chic's German subsidiary markets women's and men's jeans and casual pants under the H.I.S. brand name primarily in Germany and, to a lesser extent, Austria, Switzerland, the Czech Republic and Poland.

            FOR FURTHER INFORMATION: Contact: Chic Public Relations Department (212-302-6400).

                            *       *       *